EXHIBIT 2
                          AGREEMENT


       THIS AGREEMENT entered into this 22nd day of November, 1996, by McM Acquisition Corporation, a North Carolina corporation with its principal offices and place of business in Raleigh, North Carolina ("MAC"), and the Wilmington Trust Company (solely in its capacity as Trustee as described below) a Delaware corporation with its principal offices and place of business in Wilmington, Delaware (the "Trustee").


                      R E C I T A L S:

       WHEREAS, the Trustee serves as trustee under a Trust
Agreement dated February 28, 1927, which was established for the benefit of certain descendants of the McMillen family (the
"McMillen Trust"); and

       WHEREAS, the McMillen Trust owns 3,087,500 shares of common stock of McM Corporation, a publicly-traded, North Carolina corporation operating as an insurance holding company under the laws of North Carolina ("McM"); and

       WHEREAS, the Trustee has been ordered by the Delaware
Chancery Court to sell its McM shares in order to diversify the McMillen Trust assets; and

       WHEREAS, MAC desires to acquire all, but not less than all, of the outstanding stock of McM through a merger on the terms and conditions described herein; and

       WHEREAS, the Trustee desires that the Trust shares be converted into cash pursuant to a merger on the terms and conditions described herein.

       NOW, THEREFORE, the parties agree as follows:

       1. Proposal of Merger. MAC and the Trustee will present a proposed plan of merger (the "Plan") to the McM Board of Directors pursuant to which McM and MAC will merge (the
"Merger"). The Plan will contain, among other terms and conditions, the following:

       a. Consideration. Each share of McM stock will be exchanged for a cash payment of $6.20.

       b. Payment. Shareholders will receive the entire amount of cash due them at the time the merger is consummated.

       c. Conditions Precedent to Merger Closing. Consummation of the merger will be subject to, among other things, satisfaction of the following conditions precedent:

             (i)   adoption of a Plan of Merger by the McM
             Board of Directors pursuant to N.C.G.S. Section 55-
             11-01(a);

             (ii)  approval of the Plan of Merger by the
             McM shareholders pursuant to N.C.G.S. Section 55-
             11-03(b)(2);

             (iii)  approval of the proposed merger by
             the North Carolina Commissioner of Insurance pursuant to N.C.G.S. Section 58-19-15;

             (iv)  expiration of the notice period after
             filing by McM and MAC under the Hart-Scott-
             Rodino Act, 15 USC Section 18A;

             (v)   execution of employment agreements
             between McM and George King, Stephen
             Stephano, Michael Blinson, and Kevin Hamm, having a term of employment with McM or its corporate successor of at least three years and being otherwise acceptable to MAC;

             (vi)  execution of employment agreements
             between McM and Deborah Wrinkle, Jerry
             Ferguson and Gene Barrett acceptable to MAC;

             (vii) completion of due diligence
             investigation with findings satisfactory to
             MAC in its sole discretion;

             (viii) completion of financing
             arrangements and receipt of funds;

             (ix)  no material adverse change occurring in
             the business of properties of McM;

             (x) completion of all necessary governmental filings and approvals, including but not limited to filings with the United States
             Securities and Exchange Commission; and

             (xi)  closing of the Merger by June 30, 1997
             (unless waived by MAC).

       2. Plan Adoption and Approval. The Trustee will use its best efforts to have the Board of Directors adopt the Plan, to obtain a favorable shareholder vote on the approval of the Plan and to assist in satisfaction of any other conditions to the consummation of the Merger. The Trustee also agrees that it will vote its shares in a shareholder vote in favor of approval of the Plan.
       3. Third Party Negotiations. The Trustee agrees not to solicit other offers for its McM stock and not to involve itself in any discussions regarding the sale or transfer of its McM shares with any party other than MAC. The obligation not to solicit or consider offers from third parties or enter into discussions with third parties shall be effective from the time of execution of this Agreement until the earlier of the closing of the Merger or June 30, 1997.

       4. Termination Fee. Should the Trustee fail to fulfill its obligations under this Agreement, the Trustee shall reimburse expenses incurred by MAC or its affiliates in an amount not to exceed $100,000 and shall pay MAC or its designee a cash amount of $1,000,000.

       5.    The Trustee's Representations and Warranties.  The
Trustee represents and warrants to MAC as follows:

       (a) It is the owner, free and clear of any liens, claims or encumbrances, of 3,087,500 shares of McM common stock and that such shares comprise its entire beneficial and legal ownership of McM.

       (b) Except for approval of this Agreement by the Delaware Chancery Court, the Trustee has full power and authority to transfer its shares of McM stock and to otherwise fulfill its duties and obligations set forth in this Agreement.

       (c) To the best of its knowledge, all information provided to MAC or its affiliates or representatives by the Trustee, the agents and employees of the Trustee, and by the officers, directors, employees and agents of McM Corporation are true, correct and complete in every respect.

       6. Survival of Representations. The parties have not made any representation, warranty or covenant not set forth herein and this Agreement constitutes the entire agreement between the parties. All representations and warranties and agreements shall survive the merger of McM into MAC.

       7. Benefit. This Agreement shall inure to the benefit of, and be binding upon, the Trustee and MAC and their respective heirs, executors, administrators, successors and assigns.

       8. Notice. Any notice, report or demand required or permitted by any provision of this Agreement shall be deemed to have been sufficiently given for all purposes if it is sent by registered or certified mail, postage prepaid, addressed as follows:

       If to the Trustee:

       Wilmington Trust Company
       c/o Michael A. DiGregorio
       Senior Trust Counsel
       Rodney Square North
       1100 N. Market Street
       Wilmington, DE  19890-0001


       If to MAC:

       McM Acquisition Corporation
       c/o William S. Patterson
       Hunton & Williams
       Post Office Box 109
       Raleigh, North Carolina  27602-0109


       9. Termination. MAC may terminate this Agreement upon delivery of written notice to the Trustee of occurrence of either of the following events:

       (a) failure of the McM Board of Directors to adopt the Plan within 15 days after the execution of this Agreement; or

       (b) the closing of the Merger not occurring by June 30, 1997.

       10.   Construction.   This Agreement has been executed in
the State of North Carolina and shall be construed in accordance with the laws of North Carolina.

       11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

       12. Fees and Commissions. The Trustee has retained the services of Paine Webber Incorporated to assist it in the transactions herein contemplated. MAC has retained the services of Scott & Stringfellow, Inc. to assist it in the transactions herein contemplated. The Trustee is solely liable for any fees and commissions due Paine Webber Incorporated and MAC is solely liable for any fees and commissions due Scott & Stringfellow, Inc. The Trustee and MAC agree to indemnify and hold each other harmless from and against any loss, liability or damage, including expenses, arising out of any claim for any commission, fee or charge arising by reason of services alleged to have been rendered at the request or with the knowledge of the indemnifying party.

       13. Actions Necessary to Complete Transaction. Each party hereby agrees to execute and deliver all such other documents or instruments and to take any action that may be reasonably required in order to effectuate the transaction contemplated by this Agreement.

       14. Waiver. Any waiver by either party of any breach of any term or condition of this Agreement shall not be deemed a waiver of any other breach of such term or condition, nor shall the failure of either party to enforce any provision constitute a waiver of such provision or any other provision, nor shall such action be deemed a waiver or release of any party for any claims arising out of or connected with this Agreement.

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       IN WITNESS WHEREOF, the parties have duly executed this
Agreement on the date first above written.

                                McMILLEN TRUST

                                Wilmington Trust Company as Trustee
                                By:
                                Title:




                                McM ACQUISITION CORPORATION


                                By: /s/ M. Roland Britt
                                    M. Roland Britt, President